Exhibit 2.2
SHEPPARD, MULLIN, RICHTER
   & HAMPTON llp
   A Limited Liability Partnership
   Including Professional Corporations
MICHAEL H. AHRENS,
Cal. Bar No. 44766
ORI KATZ, Cal. Bar No. 209561
ROBERT K. SAHYAN,
Cal. Bar No. 253763
Four Embarcadero Center, 17th Floor
San Francisco, California 94111-4106
Telephone:      415-434-9100
Facsimile:       415-434-3947
Attorneys for the Official Committee of Equity Security Holders
UNITED STATES BANKRUPTCY COURT
NORTHERN DISTRICT OF CALIFORNIA
SAN JOSE DIVISION

In re:		Case No. 08-55860-RLE-11

	TVIA, INC.,	Chapter 11

	Debtor.	ORDER CONFIRMING SECOND AMENDED CHAPTER 11 PLAN OF REORGANIZATION

		Date:	December 11, 2009
		Time:	10:00 a.m.
		Place:	United States Bankruptcy Court 280 South First Street, Rm 3099 San Jose, California
		Judge:	Hon. Roger L. Efremsky
Order Confirming Second Amended Chapter 11 Plan

     The Official Committee of Equity Security Holders (the “Committee”) appointed in the above-captioned bankruptcy case of Tvia, Inc. (the “Debtor”), having proposed its Second Amended Chapter 11 Plan of Reorganization, dated October 19, 2009 (the “Plan”) [Docket No. 557], the Court having conducted a hearing to consider confirmation of the Plan commencing on December 11, 2009 (the “Confirmation Hearing”), copies of the Plan, the Disclosure Statement to the Second Amended Chapter 11 Plan of Reorganization (the “Disclosure Statement”), and the order approving the Disclosure Statement and providing related relief (the “Disclosure Statement Order”) having been provided to creditors, shareholders and parties-in-interest in accordance with the terms of the Disclosure Statement Order or as otherwise approved by this Court; adequate notice of the hearing having been provided in accordance with Rule 2002(b) of the Federal Rules of Bankruptcy Procedure, to counsel for the chapter 11 trustee (the “Chapter 11 Trustee”) appointed in this case, the Office of the United States Trustee, and to all creditors, shareholders, parties-in-interest and other entities as required to be served in the Disclosure Statement Order and prior orders of this Court; appearances by and on behalf of parties-in-interest having been made at the hearing and noted on the record; the Court having considered the Plan, any objections to confirmation, the arguments of counsel, the evidence submitted at the hearing, the Memorandum of Points and Authorities in Support of Confirmation of Second Amended Chapter 11 Plan of Reorganization (the “Memorandum”), and the filed declarations of Zhaofang Wen (the “Wen Declaration”), and Robert Sahyan (the “Sahyan Declaration”), the offer of proof made and other evidence introduced at the Confirmation Hearing and noted on the record; the records and files in this chapter 11 case; all documents and testimony admitted into evidence at the Confirmation Hearing; and good cause appearing therefor, the Court orders as follows:
ORDER
     1. The Plan is confirmed as provided by this order (the “Confirmation Order”). The Plan is binding upon the Debtor, the Chapter 11 Trustee and the Disbursement Agent, and the Debtor’s creditors and interest holders irrespective of (i) whether the claim or
ORDER

interest of such creditor or equity interest holder has been allowed and (ii) whether such creditor or equity interest holder has accepted the Plan.
     2. All objections to confirmation of the Plan or to the relief requested in the Plan, to the extent not withdrawn, waived or settled, and all reservations of rights included in any objection to the Plan, are overruled.
     3. Service of the Plan, Disclosure Statement, Disclosure Statement Order and ballot as set forth in the record is hereby approved and ratified as providing creditors, interest holders, and parties-in-interest adequate and sufficient notice of the Confirmation Hearing and an opportunity to submit ballots accepting or rejecting the Plan.
     4. The Plan shall proceed under the Reorganization Alternative as set forth in the relevant provisions of the Plan and this Confirmation Order.
     5. The Reorganized Debtor shall amend its charter to prohibit the issuance of nonvoting equity securities. On or after the Effective Date, the Reorganized Debtor shall take action to terminate its status as a reporting company under the Securities and Exchange Act of 1934, as amended.
     6. Except as otherwise provided for in the Plan or this Confirmation Order, on the Effective Date, without any further action, the Reorganized Debtor shall be vested with all of the Property of the Estate, free and clear of all Claims, Liens and Interests, and shall have all of the powers of a corporation under applicable law.
     7. The Reorganized Debtor shall be authorized and empowered to take all such actions and measures necessary to implement and administer the terms and conditions of the Plan.
     8. The deadline (“Admin Expense Deadline”) for filing any Claim entitled to treatment as an Administrative Expense shall be 30 days after a notice of the occurrence of the Effective Date has been filed and served, provided that holders of Administrative Expense Claims that have already filed requests for payment or proofs of claim shall not be required to file additional requests for payment or proofs of claim unless additional
ORDER

amounts are sought by such claimant. Objections to Administrative Expense Claims shall be filed within 30 days of the Admin Expense Deadline.
     9. Other than Administrative Expense Claims and Claims arising from the rejection of executory contracts and unexpired leases not covered by previous Bankruptcy Court order, any unsecured Claim filed after the Effective Date shall be disallowed and shall not be entitled to any payment.
     10. On the Effective Date, all executory contracts and unexpired leases executed by Debtor prior to the Petition Date, and not previously assumed or rejected, shall be deemed rejected. This Confirmation Order shall constitute a Bankruptcy Court order approving such rejections. The Plan does not alter any orders of the Bankruptcy Court entered prior to the Effective Date regarding the rejections of executory contracts and unexpired leases, and the Plan does not extend the time for the filing of rejection damage claims which are governed by prior orders of the Bankruptcy Court.
     11. Claims arising from the rejection of executory contracts and unexpired leases not covered by previous Bankruptcy Court order, must be Filed with the Bankruptcy Court and served upon the Reorganized Debtor within 30 days after Confirmation, and shall be paid, if Allowed, as a Class 2 Claim under the Plan. Any objection to such a rejection damages claim shall be filed within 30 days of the date such rejection damages claim is filed.
     12. Except as otherwise provided for in the Plan or in this Confirmation Order, in accordance with section 1141(d) of the Bankruptcy Code, entry of this Confirmation Order acts as a discharge effective as of the Effective Date of all debts, Claims against, Liens on, and Interests in the Debtor, its assets and Property, which debts, Claims, Liens and Interests arose at any time before the entry of the Confirmation Order. The discharge of the Debtor shall be effective as to each Claim and Interest, regardless of whether a proof of Claim or Interest was filed or whether the Claim or Interest was Allowed or whether the holder of the Claim or Interest votes to accept the Plan. On the Effective Date, as to each and every discharged Claim and Interest, any holder of such Claim or Interest shall be
ORDER

precluded from asserting such Claim or Interest against the Debtor or Reorganized Debtor or their assets or properties.
     13. On and after the Confirmation Date, except to enforce the terms and conditions of the Plan before the Bankruptcy Court or as contemplated by the Plan, all Persons or Entities who have held, hold or may hold any Claim against or Interest in the Debtor, are permanently enjoined from taking any of the following actions on account of such Claim or Interest to the extent such actions do not comply with or are inconsistent with the provisions of the Plan or this Confirmation Order: (a) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind (including, without limitation, any proceeding in a judicial, arbitral, administrative or other forum) against the Debtor or Reorganized Debtor or any of their properties, or any direct or indirect transferee of any property of the Debtor or Reorganized Debtor; (b) enforcing, levying, attaching (including, without limitation, any pre-judgment attachment), collecting or otherwise recovering by any manner or means whether directly or indirectly, against the Debtor or Reorganized Debtor, of any judgment, award, decree or order; (c) creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against the Debtor or Reorganized Debtor; and (d) asserting any right of setoff, subrogation, or recoupment of any kind, directly or indirectly, against any obligation due to the Debtor or Reorganized Debtor.
     14. Notwithstanding anything in the Plan to the contrary and for the avoidance of doubt, the Plan: (i) shall not act or be construed to release, discharge or enjoin the Affirmative Claims or any Avoidance Action; (ii) shall act and be construed to permit the commencement and continued prosecution of any and all claims and actions to the fullest extent permissible under applicable law, including the Affirmative Claims and the Avoidance Actions and all other appropriate causes of action, including the MediaTek Claims and the Accounting Claims described in the Disclosure Statement. The Debtor, Committee, Chapter 11 Trustee, Eli Porat, Old Republic Insurance Company, and National Union Fire Insurance Company of Pittsburgh, Pa., have executed that certain Settlement
ORDER

Agreement and Mutual Release dated December 8, 2009, which is filed as an exhibit in Docket Entry No 643 in this bankruptcy case (“Settlement Agreement”). Nothing in this Confirmation Order shall act as an approval of the Settlement Agreement, and this Court reserves jurisdiction to review a motion that the Committee indicates it will file seeking Court approval of such Settlement Agreement. Until such approval by this Court of the Settlement Agreement all claims and causes of action (except for the matters covered in paragraph 3 of the Settlement Agreement) are preserved, as are all defenses thereto.
     15. This Court shall retain jurisdiction, to the extent permitted by applicable law and Article X of the Plan.
** END OF ORDER **
ORDER

COURT SERVICE LIST
Chapter 11 Trustee
Tvia, Inc.
Attn: YC (Yuchen) Zhu
4800 Great America Parkway, Suite 405
Santa Clara, CA 95054
Counsel for Chapter 11 Trustee
Law Offices of Stuppi & Stuppi
Attn: Craig Stuppi, Esq.
1630 North Main Street, #300
Walnut Creek, CA 94596-4609
Office of the United States Trustee
Attn: John S. Wesolowski
280 South First Street, Suite 268
San Jose, CA 95113-0002
Counsel for Eli Porat
Pagano & Kass, APC
Attn: James L. Pagano, Esq.
96 North Third Street, Suite 525
San Jose, CA 95112
Counsel for the Committee
Sheppard, Mullin, Richter & Hampton LLP
Attn: Michael H. Ahrens, Esq.
          Ori Katz, Esq.
Four Embarcadero Center, 17th Floor
San Francisco, CA 94111
Counsel for Old Republic
Bailey Cavalieri LLC
Attn: Michael R. Goodstein, Esq.
One Columbus
10 West Broad Street, Suite 2100
Columbus, OH 43215-3422
Counsel for National Union
D’Amato & Lynch, LLP
Attn: Charles Bramham, Esq.
70 Pine Street
New York, NY 10270-0110
ORDER